Exhibit 99.1

KINGSWAY ANNOUNCES RECEIPT OF NOTIFICATION LETTER FROM NYSE

Itasca, Illinois (April 19, 2019) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced it received notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with NYSE listing standard 802.01E because it had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”). The Company timely filed on April 1, 2019 a Form 12b-25 Notification of Late Filing, which resulted in an extended filing deadline of April 16, 2019 for its 2018 Form 10-K. On April 16, 2019, the Company issued a press release announcing, among other things, that additional time is needed for the Company to complete its 2018 Form 10-K. The Company’s outside independent auditors, RSM US LLP, have informed the Company they will require additional time to complete their work. NYSE has informed the Company it will closely monitor the status of Kingsway’s late filing and related public disclosures for up to a six-month period from its due date. Kingsway will continue to work with its auditors with the objective of filing its 2018 Form 10-K as soon as practicable.

About the Company
Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. These statements include the Company’s expectations as to the timing and outcome of its audit and the filing of its 2018 Form 10-K. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.